Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

Alan Katz, CJP Communications for
Platinum Energy Resources, Inc.
Public & Investor Relations
212-279-3115 x211
alan@cjpcom.com

PLATINUM ENERGY RESOURCES, INC. ANNOUNCES
EXTENSION OF MERGER AGREEMENT TO NOVEMBER 30, 2006

Company also announces acceptance of employee offers

NEW YORK (August 17, 2006) — Platinum Energy Resources, Inc. (“Platinum Energy”) (OTCBB: PGRIU.OB, PGRI.OB, PGRIW.OB), announced today it has amended its merger agreement with Tandem Energy Holdings, Inc. (“Tandem”), relating to its previously announced merger with Tandem to extend the date by which the closing of the agreement must occur to November 30, 2006. A new date for the special meeting of Platinum stockholders to vote on, among other things, a proposal to approve the merger has not yet been set.

The senior management team of Tandem Energy has accepted employment and consulting offers from Platinum Energy. These offers are subject to entering into employment or consulting agreements. As part of their compensation package, they will receive stock options on PGRI that vest after two years of employment with Platinum Energy. The following members of the management team have accepted offers:
•	Michael Cunningham Chief Financial Officer
•	Todd Yocham, PE Senior Vice President, Reserve Engineering
•	Toben Scott, PE Vice President, Operations
•	Jack Chambers Advisor, Field Operations

Platinum Energy, a special purpose acquisition corporation focused on the energy industry, previously announced that it had entered into a definitive merger agreement to acquire Tandem Energy Holdings, Inc., an independent oil and gas exploration and production company headquartered in Midland, Texas.

For additional information, please visit the Platinum Energy Resources web site at http://www.platenergy.com/. The web site includes an interview of Mr. Kostiner on CNBC Closing Bell with Maria Bartiromo from August 4, 2006. The web site also contains a webcast of the Company's IPAA presentation from April 10, 2006, as well as the revised preliminary proxy statement.

About Platinum Energy

On January 26, 2006, Platinum Energy (OTC BB: PGRI, PGRIW, PGRIU) announced that it had entered into a merger agreement to acquire Tandem Energy Holdings, Inc., which agreement has been amended on June 30, 2006, July 31, 2006 and August 17, 2006. Tandem is an independent oil and gas exploration and production company headquartered in Midland, Texas.

Platinum has filed with the Securities and Exchange Commission a revised Preliminary Proxy Statement seeking approval of its stockholders of, among other things, its previously announced proposed merger with Tandem Energy Holdings, Inc. ("Tandem").

Platinum Energy Resources, based in Montvale, New Jersey, is a special purpose acquisition corporation seeking to acquire assets or operating businesses in the global oil and gas exploration and production industry. Platinum Energy anticipates aggressively building a portfolio of assets using multiple acquisitions subsequent to its first. Platinum Energy's strategy calls for the use of hedge financing to maximize profit and reduce risk resulting from volatile energy markets.

Platinum Energy was incorporated in April 2005 to acquire an operating business in the energy industry. Platinum Energy completed its initial public offering on October 24, 2005, receiving net proceeds of approximately $106 million through the sale of 14.4 million units of its securities at $8.00 per unit. Each unit is comprised of one share of Platinum Energy common stock and one redeemable and convertible common stock purchase warrant with an exercise price of $6.00. Platinum Energy holds over $105 million in a trust account maintained by an independent trustee, which will be released to Platinum upon the closing of the merger (less any amounts returned to Platinum Energy stockholders who elect to convert their shares to cash in accordance with Platinum Energy's charter).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about Platinum Energy, Tandem and their combined business after completion of the proposed merger. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Platinum Energy's and Tandem's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in the U.S. and abroad; changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Tandem is engaged; fluctuations in oil and gas prices and in customer demand; management of rapid growth; intensity of competition; general economic conditions; as well as other relevant risks detailed in Platinum Energy's filings with the Securities and Exchange Commission. The information regarding Tandem contained in this press release has been provided by Tandem. Further, the information set forth herein should be read in light of such risks. Neither Platinum Energy nor Tandem assumes any obligation to update the information contained in this press release.

Additional Information

Platinum Energy stockholders are urged to read the proxy statement regarding the proposed transaction because it contains important information. Copies of filings by Platinum Energy, which will contain information about Platinum Energy and Tandem, will be available without charge, when filed, at the Securities and Exchange Commission's internet site (http://www.sec.gov/), and, when filed, will be available from Platinum Energy, without charge, by directing a request to Platinum Energy Resources, Inc., 25 Phillips Parkway, Montvale, NJ 07645.

The respective directors and executive officers of Platinum Energy and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding Platinum Energy's directors and executive officers is available in the revised Preliminary Proxy Statement filed with the Securities and Exchange Commission on August 1, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in other relevant materials to be filed with the Securities and Exchange Commission when they become available.

For more information contact:

    Alan Katz, CJP Communications for
    Platinum Energy Resources, Inc.
    Public & Investor Relations
    212-279-3115 x211
    alan@cjpcom.com

Source: Platinum Energy Resources, Inc.